Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-191020

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 26, 2013, as amended by Post-Effective Amendment dated January 17, 2014)

Up to 1,700,000 Shares of

Common Stock

We have entered into a Controlled Equity OfferingSM Sales Agreement, or the Sales Agreement, with Cantor Fitzgerald & Co., or Cantor, relating to shares of our common stock, $0.001 par value per share, and associated Rights to purchase shares of our Series A Junior Participating Preferred Stock, par value $0.001 (the “Series A Preferred Stock”), which, together with the shares of common stock, constitute the Placement Shares offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell up to 1,700,000 Placement Shares from time to time through Cantor, acting as agent.

Our common stock is listed on the NASDAQ Global Select Market (the “NASDAQ”) under the symbol “RELY.” The last reported sale price of our common stock on the NASDAQ on June 24, 2015 was $13.16 per share.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus and post-effective amendment may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the NASDAQ, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law, including in privately negotiated transactions. Cantor will act as sales agent and use commercially reasonable efforts to sell on our behalf all of the Placement Shares requested to be sold by us pursuant to this prospectus supplement and the accompanying prospectus and post-effective amendment, consistent with its normal trading and sales practices, on mutually agreed terms between Cantor and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Cantor will be entitled to compensation at a commission rate of 3.0% of the gross sales price per share sold hereunder. In connection with the sale of the Placement Shares on our behalf, Cantor will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Cantor will be deemed to be underwriting commissions or discounts.

Investing in our common stock involves risks. Before making an investment decision, please read the information under the headings “Risk Factors” beginning on page S-8 of this prospectus supplement and page 3 of the accompanying prospectus and Post-Effective Amendment and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and Post-Effective Amendment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus and post-effective amendment. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 25, 2015.

Prospectus Supplement

Prospectus

Post-Effective Amendment

Post-Effective Amendment No. 1	P-1

Controlled Equity OfferingSM is a registered service mark of Cantor. Service marks, trademarks and trade names appearing in this prospectus supplement are the property of their respective owners.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement, the accompanying prospectus dated September 26, 2013, and the post-effective amendment to the accompanying prospectus, which amendment was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on January 17, 2014, are part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under the shelf registration statement, we may offer shares of our common stock or other securities having an aggregate offering price of up to $300,000,000 from time to time at prices and on terms to be determined by market conditions at the time of offering. As of the date of this prospectus supplement, the remaining availability under our shelf registration statement is $211,745,480.

We provide information to you about this offering of Placement Shares in two separate documents that are bound together: (1) this at-the-market Sales Agreement prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying base prospectus and post-effective amendment, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus supplement,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying base prospectus or post-effective amendment, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and in any free writing prospectus supplement that we may authorize for use in connection with this offering. We have not, and Cantor has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and soliciting offers to buy, Placement Shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the Placement Shares in certain jurisdictions may be restricted by law. We are not, and Cantor is not, making an offer to sell or soliciting an offer to buy our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement outside the United States.

You should assume that the information appearing in this prospectus supplement, the documents incorporated by reference into this prospectus supplement, and in any issuer free writing prospectus supplement that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the documents incorporated by reference into this prospectus supplement, and any issuer free writing prospectus supplement that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

When we refer to “Real Industry,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean Real Industry, Inc. (formerly known as Signature Group Holdings, Inc.) and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of common stock and persons considering an investment in our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, post-effective amendment, the accompanying prospectus and the documents we have incorporated by reference herein, may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally can be identified by the words “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “strategy,” “estimates,” “assumes,” “may,” “should,” “will,” “likely,” “could” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements to differ materially from the forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are neither guarantees nor indicative of future performance. Important assumptions and other important factors that could cause changes in our financial condition or results of operations or could cause actual results to differ materially from those forward-looking statements include, but are not limited to the items set forth under the caption “Risk Factors” in this prospectus supplement, the accompanying prospectus , the post-effective amendment, our Annual Report on Form 10-K for the year ended December 31, 2014, and our other filings we make with the SEC from time to time under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We caution investors not to place undue reliance on our forward-looking statements. These statements speak only as of the date of the document in which they appear, and we undertake no obligation to update or revise the statements, whether as a result of new information, subsequent events or circumstances, or otherwise, unless otherwise required by law.

PROSPECTUS SUPPLEMENT SUMMARY

The items in the following summary are described in more detail elsewhere in this prospectus supplement and in the documents incorporated by reference herein. This summary provides an overview of selected information and does not contain all the information you should consider before investing in our common stock. Therefore, you should read the entire prospectus supplement and any issuer free writing prospectus supplement that we have authorized for use in connection with this offering carefully, including the “Risk Factors” section and other documents or information included or incorporated by reference in this prospectus supplement before making any investment decision.

The Company and Recent Events

Real Industry, Inc. is a holding company that owns all of the outstanding interests of its two primary operating companies, Real Alloy Intermediate Holding, LLC (“Real Alloy Parent”) and SGGH, LLC. Management and the Board of Directors of the Company (the “Board”) expect to grow our business through acquisitions, as well as through organic efforts within existing operations described below. Our current business strategy seeks to leverage our public company status, considerable federal and California net operating loss carryforwards (“NOLs”) and the experience of our management and Board to acquire operating businesses at prices and on terms that are aligned with our growth plans.

We have gone through a transformative series of events, both in terms of size and substance, beginning in the fourth quarter of 2014 and continuing through the first quarter of 2015. Today, our principal activities relate to our aluminum recycling and specification alloys business (“Real Alloy Business”) acquired in February 2015. In contrast, in 2014, our operations were largely concentrated in one operating segment within SGGH, LLC, Industrial Supply, which included one of the largest independent circuit breaker suppliers in the United States, North American Breaker Co., LLC (“NABCO”), which we sold in January 2015.

The Real Alloy Business, operating under Real Alloy Parent through its wholly owned subsidiary Real Alloy Holding, Inc. (“Real Alloy”) is a global leader in third-party aluminum recycling, which includes the processing of scrap aluminum and by-products and the manufacturing of wrought, cast and specification or foundry alloys. Real Alloy offers a broad range of products and services to wrought alloy processors, automotive original equipment manufacturers, and foundries and casters. Industries served include automotive, consumer packaging, steel and durable goods, aerospace, and building and construction. Real Alloy processes scrap aluminum and by-products and delivers recycled metal in liquid or solid form according to its customers’ specifications. Its facilities are capable of processing industrial (new) scrap, post-consumer (old/obsolete) scrap, and various aluminum by-products, giving it a great degree of flexibility in reclaiming high-quality recycled aluminum for its customers.

Going forward, our focus is on the growth of Real Alloy, organically and through acquisitions, as well as acquisitions of additional operating companies. We seek to acquire controlling interests in businesses with talented and experienced management teams, strong margins, and defensible market positions. We regularly consider acquisitions of businesses that operate in undervalued industries, as well as businesses that we believe are in transition or are otherwise misunderstood by the marketplace. Post-acquisition, we plan to operate our businesses as autonomous subsidiaries. We anticipate that we will continue to use our securities to pursue value-enhancing acquisitions and leverage our considerable tax assets, as well as support the growth needs of our existing operating segments, as necessary.

In October 2014, Real Alloy (formerly SGH Acquisition Holdco, Inc., a wholly owned subsidiary of Real Alloy Parent), entered into a definitive Purchase and Sale Agreement (the “Real Alloy Purchase Agreement”) to acquire certain subsidiaries of Aleris Corporation (“Aleris”) comprising Aleris’ global recycling and specification alloys business (“GRSA” and collectively, the “GRSA Entities” or “GRSA Business”) for $525.0 million (the “Real Alloy Acquisition” and previously referred to in other SEC filings as the GRSA

Acquisition), subject to adjustments for the cash acquired, indebtedness assumed, transaction expenses and net working capital of the GRSA Entities. In February 2015, we consummated the Real Alloy Acquisition.

The closing of the Real Alloy Acquisition was the culmination of a series of equity and debt financing transactions that began in the fourth quarter of 2014 to raise the capital required to fund the Real Alloy Acquisition and pay transaction costs as summarized below (collectively, the “Financings”):

•	In October 2014, the Company issued 0.3 million shares of common stock at $10.00 per share to accredited investors in a private placement exempt from registration under the Securities Act (the “October 2014 Private Placement”) providing gross proceeds of $3.0 million, which were used to fund a portion of the Real Alloy Acquisition;

•	In December 2014, the Company issued approximately 4.4 million shares of common stock at $6.50 per share in an underwritten public offering (the “Equity Offering”) providing gross proceeds of $28.5 million, which were used to fund a portion of the Real Alloy Acquisition;

•	In January 2015, Real Alloy (as successor to SGH Escrow Corporation) issued $305.0 million in senior secured notes due January 2019 (the “Senior Secured Notes”) at a price of 97.206% of the principal amount, providing gross proceeds of $296.5 million, which were used to fund a portion of the Real Alloy Acquisition;

•	In February 2015, the Company issued approximately 9.8 million shares of common stock to existing stockholders in a stapled rights offering (the “Rights Offering”), providing gross proceeds of $55.0 million, of which $50.0 million was used to fund a portion of the Real Alloy Acquisition;

•	In February 2015, the U.S., Canadian and German operating subsidiaries of Real Alloy entered into new credit facilities, including a $110.0 million asset-based lending facility (the “Asset-Based Facility”) secured by assets of certain of Real Alloy’s North American subsidiaries, and a €50.0 million factoring facility (the “Factoring Facility”) for the purchase of eligible accounts receivable of Real Alloy’s German operations. The initial draws on the Asset-Based Facility and Factoring Facility provided gross proceeds of $59.5 million and €25.0 million ($28.0 million), respectively, of which $73.5 million was used to fund a portion of the Real Alloy Acquisition and approximately $14.0 million was drawn for operating purposes; and

•	In February 2015, the Company issued 25,000 shares, at $1,000 per share, of a new series of non-participating preferred stock (the “Redeemable Preferred Stock”) to Aleris, with a stated value of $25.0 million, as a portion of the purchase price for the Real Alloy Acquisition.

In addition, in January 2015, we sold the primary operating entity of Industrial Supply, SGGH, LLC’s wholly owned subsidiary NABCO, to an investor group led by PNC Riverarch Capital, a division of PNC Capital Finance, LLC, for $78.0 million in cash, subject to the repayment of debt and other expenses and the assumption of certain liabilities (the “NABCO Sale”) and resulted in a $39.8 million gain. In addition to the Financings, we used a portion of the proceeds from the NABCO Sale to fund the Real Alloy Acquisition and pay transaction costs.

Additionally, in April 2015, we issued 0.8 million shares of common stock to existing holders of warrants to purchase common stock as the final component of the Rights Offering launched in February 2015, which provided gross proceeds of $4.8 million.

As a result of the transformative nature of the acquisition, divestiture and financing activities described above, our operations in 2015 will be substantially different from that reported in previous periods.

On April 21, 2015, our common stock began trading on the NASDAQ under the symbol “RELY” as part of the NASDAQ Global Select Market.

On May 28, 2015, the stockholders of the Company approved changing the name of the Company from “Signature Group Holdings, Inc.” to “Real Industry, Inc.”

Corporate History

The Company was incorporated as Fremont General Corporation (“Fremont”) in 1972. On June 11, 2010 (the “Reorganization Effective Date”), Fremont completed a nearly two-year plan of reorganization process (the “Plan of Reorganization”) and emerged from Chapter 11 bankruptcy proceedings (“Bankruptcy Proceedings”) as a renamed public company, Signature Group Holdings, Inc., a Nevada corporation (“Signature Nevada”) with significant cash resources and a substantial amount of NOLs, which, as of December 31, 2014, included federal and California NOLs totaling $993.6 million and $994.7 million, respectively.

After the Reorganization Effective Date, the Company was repositioned through the divestiture of non-core legacy assets, settled and resolved a significant number of legacy legal actions, and made select investments through its prior Special Situations segment and acquired NABCO.

On January 2, 2014, we completed a holding company reorganization and reincorporation from Nevada to Delaware to take advantage of the benefits of Delaware corporate law and to provide a better organizational structure for future acquisitions and management of existing operations (the “Reincorporation”). To accomplish this, in late 2013, Signature Nevada formed Signature Group Holdings, Inc., a Delaware corporation (“Signature Delaware” and formerly SGH Acquisition Holdco, Inc.), and its subsidiary, SGGH, LLC. In the Reincorporation, following the approval of the Company’s stockholders at a special meeting of stockholders on December 30, 2013, Signature Nevada merged with and into SGGH, LLC, with Signature Nevada ceasing to exist and SGGH, LLC continuing as the surviving entity and as a wholly owned subsidiary of Signature Delaware. In the Reincorporation, each outstanding share of common stock of Signature Nevada was automatically converted into one share of common stock of Signature Delaware, which is now known as Real Industry, Inc.

In 2014, the Company’s primary business activities were conducted by SGGH, LLC, principally through one operating segment, Industrial Supply, the primary operating entity of which was sold in January 2015 as discussed above. The operations of a second segment, Special Situations, also part of SGGH, LLC, were largely wound down in 2013. The remaining assets and liabilities and results of operations of Special Situations and a small cosmetics company, Cosmedicine, LLC, are included with Corporate and Other when our segment information is provided. With the Real Alloy Acquisition in the first quarter of 2015, our operations are now primarily conducted through Real Alloy.

Our principal executive offices are located at 15301 Ventura Boulevard, Suite 400, Sherman Oaks, California 91403, and our telephone number is (805) 409-4340. Our website is www.realindustryinc.com. The information on, or accessible through, our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Shares of Common Stock Offered[1],2	1,700,000 Placement Shares.

[1]	Each share of our common stock is accompanied by ten associated rights to purchase shares of our Series A Junior Participating Preferred Stock, par value $0.001 per share, at a purchase price of $12.00 per unit, subject to adjustment. The Rights were created by that certain Rights Agreement, dated October 23, 2007, as amended, between our predecessor, Fremont and Mellon Investor Services LLC, as Rights Agent (the “Rights Agreement”). The Rights do not become exercisable until the earlier to occur of:

•	10 business days following a public announcement that a person or group has acquired beneficial ownership of 5% or more of our outstanding common stock (any such person or group is referred to as an acquiring person), or
•	10 business days (or a later date as determined by our Board of Directors) following the commencement of a tender offer or exchange offer that would result in a person or entity becoming an acquiring person.

The Rights will expire on November 2, 2017, unless they are redeemed or exchanged by us before that time.

[2]	The number of shares offered hereby is intended to qualify under the small issuance exception as defined in the Internal Revenue Code of 1986, as amended (the “Tax Code”) and related promulgated regulations. As such, this offering is not expected to have an impact on an “ownership change” as determined under Section 382 of the Tax Code.

Common Stock to be Outstanding After this Offering	Up to 29,847,055 shares (as more fully described in the notes following this table), assuming sale and issuance of 1,700,000 shares of our common stock in this offering.

NASDAQ Symbol	RELY

Manner of Offering	“At-the-market” offering that may be made from time to time through our sales agent, Cantor Fitzgerald & Co. See “Plan of Distribution” on page S-26 of this prospectus supplement.

Use of Proceeds	The Company expects to use the net proceeds from this offering for general corporate purposes, which may include future acquisitions, capital contributions to our existing businesses, to pay corporate overhead expenses and for working capital requirements. See “Use of Proceeds” on page S-12 of this prospectus supplement.

NOL Preservation Strategy	As of December 31, 2014, we had federal net operating losses (“NOLs”) of approximately $933.6 million, which will begin to expire if not used by 2027. If we were to experience an “ownership change” as determined under Section 382 of the Tax Code, Section 382 of the Tax Code would impose an annual limit on the amount of taxable income that could be offset using these NOLs, which could result in a material amount of the NOLs expiring unused and, therefore, significantly impairing the value of these important tax assets.

A key element to our business strategy is using our federal and state NOLs. To preserve the availability of our NOLs, our Amended and Restated Bylaws impose certain restrictions on the transfer of our common stock and other equity securities (the “Tax Benefit Preservation Provision”). These restrictions impose trading restrictions on any persons who own, or as a result of a transaction would own, 4.9 percent or more of our common stock in order to reduce the risk that any change in ownership might limit our ability to utilize the NOLs under Section 382 of the Tax Code and thereby suffer limitations on our future ability to utilize our federal and state NOLs. Nevertheless, it is possible that we could undergo a future ownership change, either by events within or outside of our control.

Risk Factors	Investing in our common stock involves risks. You should carefully consider the risk factors discussed on page S-8 of this prospectus supplement, page 3 of the accompanying prospectus, and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock.

The number of shares of common stock shown above to be outstanding after this offering is based on 28,147,055 shares outstanding as of June 25, 2015, and excludes:

•	1,677,640 shares of common stock reserved for future issuance under the Real Industry, Inc. Amended and Restated 2015 Equity Award Plan (the “Incentive Plan”), as of June 25, 2015;

•	260,000 shares of common stock issuable as of June 25, 2015 upon the vesting of outstanding restricted stock units previously awarded under our Incentive Plan;

•	815,650 shares of common stock issuable upon the exercise of options outstanding as of June 25, 2015 under the Amended and Restated 2006 Signature Group Holdings, Inc. Performance Incentive Plan, at a weighted average exercise price of $6.12 per share; and

•	1,485,000 shares of common stock issuable upon the exercise of warrants outstanding as of June 25, 2015, at an exercise price of $5.64 per share.

RISK FACTORS

Investing in shares of our common stock involves a high degree of risk. Before deciding to purchase our common stock, you should carefully consider the risk factors described below and the risk factors incorporated by reference in this prospectus supplement, including under the heading “Risk Factors” contained in our Annual Report on Form 10-K, as updated by our subsequent filings under the Exchange Act, each of which is incorporated by reference in this prospectus supplement in its entirety, together with other information in this prospectus supplement, and the information and documents incorporated by reference in this prospectus supplement, and any issuer free writing prospectus supplement that we have authorized for use in connection with this offering before you make a decision to invest in our common stock. The risks and uncertainties described in the filings referenced above and described below are in addition to risks that apply to most businesses and are not the only risks we face. The order in which the risks appear is not intended as an indication of their relative weight, likelihood or importance. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties actually occurs, our business, financial condition, results of operations and/or liquidity could be materially and adversely affected. In that event, the market price for our common stock will likely decline and you may lose all or part of your investment.

In addition to the risks incorporated by reference herein (certain of which are reproduced below), we are subject to additional risks which are set forth below:

The common shares offered under this prospectus supplement and the accompanying prospectus may be sold in “at-the-market” offerings, and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares under this prospectus supplement and the accompanying prospectus at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience declines in the value of their shares as a result of share sales made at prices lower than the prices they paid.

The market price of our common stock may fluctuate significantly.

Since the predecessor entity of Signature Nevada emerged from Chapter 11 bankruptcy in June 2010, the market price and liquidity of the market for shares of our common stock has varied significantly, from a low closing sales price per share of $2.31 per share in the second quarter of 2012, to a high closing price per share of $14.10 in the third quarter of 2013. The market price of our common stock may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to:

•	changes or variations in earnings and/or operating results;

•	our ability to complete acquisitions on a timely and cost-effective basis, and generate the expected benefits from such acquisitions;

•	challenges to our NOLs or any inability to fully utilize our NOLs prior to their expiration;

•	shortfalls in operating revenues or net income or any increase in losses from levels expected by investors or securities analysts;

•	changes in the value of our assets;

•	changes in accounting principles or changes in interpretations of existing accounting principles, which could affect our financial results;

•	changes in legislation or regulatory policies, practices, or actions;

•	the commencement or outcome of material litigation involving the Company, our subsidiaries, or the industries in which we have exposure, or both;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	actual or expected sales of our common stock by our stockholders;

•	departure of key personnel; and

•	general market volatility, economic trends and other external factors.

With the sale of our principal operating and indirect wholly owned subsidiary, NABCO, there is a wholesale change in our operations. Further, as a result of the Real Alloy Acquisition, we needed to rely on an exemption to avoid registration as an investment company under the Investment Company Act of 1940.

We are in the business of acquiring controlling interests in operating companies and leveraging the strengths of our platform, public company status, sizable NOLs, and management team to grow and develop our acquired companies. On January 9, 2015, we sold NABCO, a wholly owned subsidiary of SGGH, LLC that comprised Industrial Supply, our principal operating segment. Following the NABCO Sale and prior to the consummation of the Real Alloy Acquisition, there was a possibility that we may have been classified as a transient investment company under the Investment Company Act of 1940 (“1940 Act”). While we are not engaged primarily in the business of investing, reinvesting, or trading in securities, and we do not hold ourselves out as being engaged in those activities, under the 1940 Act, following the NABCO Sale and prior to the consummation of the Real Alloy Acquisition, it was possible that we may have been within the scope of section 3(a)(1)(C) of the 1940 Act. Classification as an investment company under the 1940 Act requires registration with the SEC. If an investment company fails to register and has no valid exemption or grace period from registration, it would have to stop doing almost all business, and its contracts would become voidable. Registration is time consuming and restrictive, and we would be very constrained in the kind of business we could do as a registered investment company.

However, an exclusion from registration as an investment company with the SEC provides a grace period of one year from the date of classification (for us, the NABCO Sale on January 9, 2015), so long as the company does not intend to engage primarily in the business of investing, reinvesting, owning, holding or trading in securities. The Board has resolved and determined that we not engage in the business of investing, reinvesting, owning, holding or trading in securities, and we consummated the Real Alloy Acquisition on February 27, 2015.

We and our predecessors have not paid cash dividends since 2006 and do not intend to pay cash dividends on our common stock in the foreseeable future, and therefor stockholders, including participants in this offering, must rely on the value of our common stock, if any, for any return on their investment.

We are a holding company that does not operate any business that is separate from those of SGGH, LLC and Real Alloy Parent and their subsidiaries. We are therefore dependent on SGGH, LLC and Real Alloy Parent for any funds from which to pay dividends. We and our predecessors have not paid a dividend since the fourth quarter of 2006, and we do not expect to pay any cash dividends on our common stock in the foreseeable future, but rather expect to retain earnings to finance the growth of our business. We currently anticipate that we will retain future earnings to finance operations and growth and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. As a result, only the appreciation of the price of our common stock, if any, will provide a return to investors in this offering.

In addition, our future cash dividends may be limited by the terms of certain of the Financings and the Redeemable Preferred Stock, in each case, if issued. Because we do not anticipate paying cash dividends for the foreseeable future, holders of our common stock will not realize a return on their investment unless the trading price of our common stock appreciates, which we cannot assure.

Certain provisions of our Amended and Restated Bylaws could deter takeover attempts and have an adverse impact on the price of our common stock.

Our Amended and Restated Bylaws contain provisions to protect the value of our NOLs. Such provisions may have the effect of discouraging a third party from making an acquisition proposal for us, which may inhibit a change in control in circumstances that could give the holders of our common stock the opportunity to realize a premium over the market price for our common stock.

Our Rights Agreement could discourage, delay or prevent takeover attempts.

Attempts to acquire control of the Company may be discouraged, delayed or prevented by our Rights Agreement which was adopted to protect the value of our NOLs and continues to remain in effect. The Rights Agreement provides for a dividend distribution of ten rights for each outstanding share of our common stock. The Rights Agreement also provides that, in the event that (i) we engage in a merger or other business combination transaction in which we are not the surviving corporation; (ii) we engage in a merger or other business combination transaction in which we are the surviving corporation and our common stock is changed or exchanged; or (iii) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights that have previously been voided because they were held by the acquiring person or entity) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company as set forth in the Rights Agreement. The existence of the Rights Agreement may discourage, delay or prevent a third party from effecting a change of control or takeover of the Company in circumstances that could give the holders of our common stock the opportunity to realize a premium over the market price of our common stock.

Funding for our future acquisitions and operations could increase our liabilities, trigger negative tax consequences or dilute, or rank preferentially to, our stockholders.

We intend to fund any future acquisition through a mix of our available cash, the sale of equity securities in private placements or in registered offerings under our shelf registration statement that this offering is being conducted under, rights offerings to existing stockholders, and debt financings. Utilizing these funding sources can result in increased debt or contingent liabilities, adverse tax consequences or substantial capital commitments. Any of these events could negatively impact our financial condition and results of operations and could cause the price of our common stock to decline.

We currently have 9,974,841.7808 shares of blank check preferred stock available for issuance and an effective shelf registration statement. In order to fund our future operations or acquisitions, we may sell equity securities or convertible debt securities, which securities could have rights, preferences and privileges senior to our existing stockholders. In such event, future security holders could be entitled to dividends, liquidation or other transaction preferences, or voting rights that are not provided to our existing common stockholders. Further, with or without preferential terms, future issuances of securities could result in dilution to our stockholders.

You may experience future dilution as a result of future equity offerings and our existing capital structure.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible into or exchangeable for common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market pursuant to this offering, or otherwise, or as a result of the perception or expectation that such shares could occur.

In addition, we have a significant number of shares of common stock issuable upon the exercise of options and warrants. If the holders of our outstanding options and warrants exercise them, you may incur further dilution.

Our management will have broad discretion in the use of the net proceeds from this offering and may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

USE OF PROCEEDS

The Company expects to use the net proceeds from this offering for general corporate purposes, which may include future acquisitions, capital contributions to our existing businesses, to pay corporate overhead expenses and for working capital requirements.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation (the “Charter”) and Amended and Restated Bylaws, copies of which have been publicly filed with the SEC. See “Where You Can Find More Information” and “Information Incorporated by Reference.”

Our authorized capital stock consists of:

•	66,500,000 shares of common stock, $0.001 par value per share; and

•	10,000,000 shares of preferred stock, $0.001 par value per share.

In January 2014, the Company underwent a holding company reorganization and reincorporation from a Nevada corporation to a Delaware corporation to take advantage of the benefits of Delaware corporate law and to provide the Company a better organizational structure for future acquisitions and management of existing operations. In this reincorporation, each outstanding share of common stock of Signature Nevada was automatically converted into one share of common stock of the Company.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted for action by the holders of our common stock, but not in respect of matters submitted for action only by the holders of any then outstanding series of preferred stock.

Dividend Rights. Subject to any preferential rights of any then outstanding preferred stock, all shares of our common stock are entitled to share equally in any dividends our Board may declare from legally available sources.

Liquidation Rights. Upon liquidation, dissolution or winding up of the Company, after payment in full of the amounts required to be paid to holders of any then outstanding preferred stock, all shares of our common stock are entitled to share equally (together with holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) in the assets available for distribution to stockholders after payment or provision for payment of all of the Company’s debts and liabilities.

Other Matters. The holders of our common stock do not have preemptive rights. The rights, preferences and privileges of holders of our common stock are subject to the terms of any series of preferred stock now outstanding or that may be issued in the future.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Dividend

The decision to pay dividends is made by our Board and is dependent on our earnings, management’s assessment of future capital needs, and other factors. We do not expect to pay any cash dividends on our common stock in the foreseeable future.

The terms of the Redeemable Preferred Stock provide for the payment of quarterly dividends, which dividends will be prior and in preference to any dividend on any of our common stock. Such dividends will be paid in kind through the January 2017 payment date, and thereafter will be paid in cash.

The payment of future cash dividends may be further limited by the terms of the Financings discussed in this prospectus supplement, and by any financings we may enter into in the future.

In addition, we are a holding company that does not operate any business that is separate from its subsidiaries, primarily Real Alloy Parent and SGGH, LLC, and each of their subsidiaries. We are therefore dependent on SGGH, LLC and Real Alloy Parent for any funds from which to pay dividends. We and our predecessors have not paid a dividend since the fourth quarter of 2006, and we do not expect to pay any cash dividends on our common stock in the foreseeable future, but rather expect to retain earnings to finance the growth of our business.

Further, the ability of any of our subsidiaries to pay dividends to us may be limited by the terms of their indebtedness. For example, we expect that the ability of Real Alloy to pay dividends to us will be limited by the terms of Real Alloy’s indebtedness.

Preferred Stock

Our authorized capital stock includes 10,000,000 shares of preferred stock, of which (i) 665,000 shares have been designated as Series A Preferred Stock and are issuable pursuant to the Rights Agreement, described below under the section “Stockholder Rights Plan,” and (ii) 100,000 shares have been designated as Series B Non-Participating Preferred Stock, of which 25,158.2192 shares have been issued, described below under “Redeemable Preferred Stock”. Our Board is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, redemption rights and terms, liquidation preferences, and conversion or exchange rights. Our Board could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain anti-takeover effects. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the number of authorized shares) or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our Board.

Redeemable Preferred Stock

We issued 25,000 shares of our Redeemable Preferred Stock at $1,000 per share liquidation value to Aleris Corporation in connection with the Real Alloy Acquisition. The Redeemable Preferred Stock was not registered under the Securities Act upon issuance. Shares of the Redeemable Preferred Stock are issued only in certificated form.

The certificate of designation for the Redeemable Preferred Stock provides that the initial series of preferred stock will be 100,000 shares, but may be increased or decreased (but not below the then-outstanding number of Redeemable Preferred Stock shares) by our Board in accordance with our Certificate of Incorporation and applicable law. Shares of Redeemable Preferred Stock that we redeem or otherwise purchase will be available for reissuance as Redeemable Preferred Stock or other series of preferred stock that may be created by our Board. The Redeemable Preferred Stock ranks senior to our common stock and Series A Preferred Stock upon a voluntary or involuntary liquidation, dissolution or winding up.

The Redeemable Preferred Stock will pay quarterly dividends at a rate of 7% for the first 18 months after the date of issuance, 8% for the next 12 months, and 9% thereafter. Dividends will be paid in kind for the first two years, and thereafter will be paid in cash, if and when declared by the Board. As of June 25, 2015, 158.2192 shares of Redeemable Preferred Stock has been issued as dividends in kind. All accrued and accumulated dividends on the Redeemable Preferred Stock will be prior and in preference to any dividend on any of our common stock. Any such dividends shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made on our common stock, other than to declare or pay any dividend or distribution payable on the common stock in shares of common stock. The shares of Redeemable Preferred Stock will be generally non-voting, however the consent of the holders of a majority of the outstanding Redeemable Preferred Stock are required, among other requirements, (i) until the second anniversary of issuance, to (x) declare or pay cash dividends on our common stock or Series A Preferred Stock, or (y) purchase, redeem or acquire shares of our common stock or Series A Preferred Stock, other than, among others, certain shares of common stock issued to consultants or employees, or (z) if and only if the Company is delinquent in the payment of dividends on the Redeemable Preferred Stock, any declaration or payment of cash dividends or purchase, redemption or other acquisition for consideration of any designated stock ranking pari passu with the Redeemable Preferred Stock, (ii) so long as at least $10 million in aggregate principal amount of Redeemable Preferred Stock is outstanding, to make acquisitions valued at more than 5% of the consolidated assets of the Company and its subsidiaries, (iii) to take actions that would adversely affect the rights of the holders of the Redeemable Preferred Stock, and (iv) to undertake certain merger activities unless the Redeemable Preferred Stock remains outstanding or are purchased at the liquidation preference.

We may generally redeem the shares of Redeemable Preferred Stock at any time at the liquidation preference, and the holders may require us to redeem their shares of Redeemable Preferred Stock at the liquidation upon a change of control under the Senior Secured Notes (or any debt facility that replaces or redeems the Senior Secured Notes) to the extent that the change of control does not provide for such redemption at the liquidation preference. A holder of Redeemable Preferred Stock may require us to redeem all, but not less than all, of such holder’s Redeemable Preferred Stock after August 27, 2020. In addition, we may redeem shares of Redeemable Preferred Stock to the extent Aleris is required to indemnify us under the Real Alloy Purchase Agreement. The Redeemable Preferred Stock held by Aleris and its subsidiaries is not transferrable (other than to another subsidiary of Aleris) for 18 months following issuance (or longer period in connection with ongoing indemnity claims under the Real Alloy Purchase Agreement).

The foregoing description of the certificate of designation does not purport to be complete and is qualified by reference in its entirety to the full text of the Certificate of Designation, a copy of which we filed with the SEC on March 5, 2015 as Exhibit 3.1 to our Current Report on Form 8-K.

Warrants

In connection with Signature Nevada’s emergence from bankruptcy in June 2010, 1,500,000 warrants were issued for an aggregate cash purchase price of $300,000 (the “Warrants”) to a limited number of entities and accredited investors the majority of whom were controlled by or were then-current executive officers. The Warrants have a term of 10 years and had an original exercise price of $10.30 per share. The Warrants became fully vested in June 2014. The $300,000 aggregate purchase price for the Warrants has been received.

The Warrants include customary terms that provide for certain adjustments of the exercise price and the number of shares of common stock to be issued upon exercise of the Warrants in the event of stock splits, stock dividends, pro rata distributions and certain fundamental transactions. In addition, the Warrants are also subject to “full ratchet” anti-dilution protection. This anti-dilution provision provides that if we issue new shares of common stock during the term of the Warrants at a per share purchase price of less than the exercise price of the Warrants, then the exercise price of the Warrants will be automatically reduced to the lowest per share purchase price of any shares of common stock issued during the term of the Warrants. As a result of dilutive issuances, including upon the completion of the Rights Offering in February 2015, the exercise price of the Warrants has been reduced to $5.64. Certain securities issuances, however, will not trigger this full ratchet protection.

Certain Restrictions on Transfer of Shares

Our Amended and Restated Bylaws contain restrictions on transfer of shares that are intended to preserve certain of our tax benefits. The transfer restrictions apply until the earlier of (i) the repeal of Section 382 of the

Tax Code, or any successor statute if our Board determines that the bylaw restrictions are no longer necessary to preserve the tax benefits; (ii) the beginning of a taxable year with respect to which our Board determines that no tax benefits may be carried forward; or (iii) such other date as our Board shall fix in accordance with our Amended and Restated Bylaws.

Until the expiration of the transfer restrictions, any attempted transfer of our common stock or other equity securities shall be prohibited and void ab initio to the extent that, as a result of the transfer (or any series of transfers of which such transfer is a part), either (i) any person, entity or group would become a “4.9% Stockholder” (as defined below); (ii) the percentage share ownership in the Company (as determined pursuant to Section 382 of the Tax Code) of any 4.9% Stockholder would be increased; or (iii) any stockholder holding 5% or more of the total market value of our equity securities transfers, or agrees to transfer, any of our equity securities (excluding any transfers on the New York Stock Exchange).

A “4.9% Stockholder” is a person, entity or group that owns, directly or indirectly, 4.9% or more of our outstanding common stock, including shares deemed constructively owned or which otherwise would be aggregated with shares owned, pursuant to Section 382 of the Tax Code.

Transfers to a new or existing “public group” of the Company, as defined in Treasury Regulation Section 1.382-2T(f)(13), are not prohibited. The transfer restrictions do not apply to transfers that have been approved by our Board in accordance with the procedures set forth in our Amended and Restated Bylaws.

Stockholder Rights Plan

On October 23, 2007, Signature Nevada adopted a stockholder rights plan pursuant to the Rights Agreement, and we assumed the Rights Agreement in connection with Signature Nevada’s reincorporation in Delaware. The following description of the Rights Agreement is subject in its entirety to the terms and conditions of the Rights Agreement. See “Where You Can Find More Information.”

Exercisability of Rights. Pursuant to the Rights Agreement, ten whole Rights attach to each share of our common stock outstanding. Each Right entitles the registered holder to purchase from us a unit consisting of one one-thousandth (1/1000) of a share of Series A Preferred Stock for $12.00 per Unit, subject to adjustment. The Rights do not become exercisable until the earlier to occur of:

•	10 business days following a public announcement that a person or group has acquired beneficial ownership of 5% or more of our outstanding common stock (any such person or group is referred to as an acquiring person), or

•	10 business days (or a later date as determined by our Board) following the commencement of a tender offer or exchange offer that would result in a person or entity becoming an acquiring person.

The Rights will expire on November 2, 2017, unless they are redeemed or exchanged by us before that time.

“Flip-In” Feature. When a person or group becomes an acquiring person then each registered holder of a Right, except for such person or group, will be entitled to purchase, for the purchase price, shares of our common stock having a then current market value equal to two times the purchase price of the Right.

“Flip-Over” Feature. Subject to specified exemptions, in the event that we are involved in a merger in which we are not the surviving corporation, or our common stock is changed or exchanged, or 50% or more of our assets, cash flow or earning power is sold or transferred, each Right will entitle the holder, other than an acquiring person, to purchase, upon exercise, a number of shares of common stock of the acquiring company having a then current market value of two times the purchase price of the Right.

Redemption. We may, at our option, at any time prior to the close of business on the tenth day following the day a person or group becomes an acquiring person, redeem all of the then-outstanding Rights at a redemption price of $0.001 per Right, subject to certain adjustments.

Exchange of Rights. At any time after a person or group becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of our outstanding common stock, our Board may exchange the Rights (other than Rights owned by the acquiring person), in whole or in part, at an exchange ratio of one share of common stock, or one-thousandth of a share of preferred stock per right (subject to adjustment).

No Rights as a Stockholder. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of ours and will not have the right to vote or to receive dividends by virtue of the Right.

Amendment of the Rights. While the Rights are redeemable, our Board may supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights or shares of common stock. When the Rights are no longer redeemable, our Board may supplement or amend the Rights Agreement without the approval of any holders of Rights certificates to cure any ambiguity, to make changes that do not adversely affect the interests of the holders of Rights (other than an acquiring person), or to shorten or lengthen any time periods under the Rights Agreement.

Anti-takeover Effects. Our Rights Agreement is designed to prevent an “ownership change” within the meaning of Section 382 of the Tax Code and thereby preserve our ability to utilize certain federal tax benefits. The Rights could discourage, delay or prevent certain types of transactions involving an actual or potential change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. The Rights should not interfere with any merger or other business combination approved by our Board since we may amend the Rights Agreement to make it inapplicable to such a transaction or redeem the Rights.

Anti-Takeover Effects of Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law, (the “DGCL”), regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock owned by directors who are also officers of the corporation; or

•	subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certain Other Anti-Takeover, Limited Liability and Indemnification Provisions

Our Charter and Amended and Restated Bylaws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, or to remove or replace our management.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or one of its committees.

Removal of Directors. Our Amended and Restated Bylaws (and Delaware law) provide that a director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Number of Directors and Vacancies. Our Amended and Restated Bylaws permit the number of directors to be fixed by our Board, except that the number shall be not less than five nor more than eleven. Any vacancy on our Board may be filled by vote of a majority of our directors then in office.

“Blank Check” Preferred Stock. Our Charter authorizes the issuance of “blank check” preferred stock that could be issued by our Board to increase the number of outstanding shares, making a takeover more difficult and expensive.

Amendments to our Certificate of Incorporation and Bylaws. Any amendment to our Second Amended and Restated Certificate of Incorporation requires approval by our Board and a majority of the outstanding shares of our common stock. Our Amended and Restated Bylaws can be amended, rescinded or repealed by our Board, or by approval of the holders of a majority of the outstanding shares of our common stock.

Special Meetings of Stockholders. Our Amended and Restated Bylaws provide that special meetings of stockholders can be called only by the Chairman of our Board, the president or chief executive officer, by action of our Board, or by a stockholder or group of stockholders holding collectively 35% of the outstanding shares of our common stock.

Actions by Written Consent. Our Charter prohibits stockholders from acting by written consent.

Forum Selection Provision. Our Charter provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, to the fullest extent permitted by law; (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, creditors or other constituents; (iii) action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the DGCL or our Charter or Amended and Restated Bylaws; or (iv) action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Charter.

While we believe that adoption of a Delaware forum selection provision is in the best interests of us and our stockholders, currently, several legal challenges to forum selection provisions of other companies are pending, and such cases may result in the invalidation of such provisions. Further, state or federal courts in other jurisdictions may not be willing to adhere to our forum selection provision.

Limitation of Officer and Director Liability and Indemnification Arrangements. Under the DGCL, a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	under DGCL Section 174 (regarding unlawful dividends and stock purchases), or

•	any transaction from which the director derives an improper personal benefit.

Our Charter eliminates the personal liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law.

Our Charter provides that to the fullest extent permitted the DGCL, we must indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was or has agreed to become a director or officer of us, or is or was serving or has agreed to serve at our request as a director, officer, employee or agent of another corporation or other enterprise against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person or on his or her behalf in connection with such action, suit or proceeding. We are not required to provide indemnification:

•	if the person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests:

•	with respect to any criminal action or proceeding, if the person had reasonable cause to believe his or her conduct was unlawful;

•	in connection with an action, suit or proceeding initiated by such person against us unless such action, suit or proceeding, or part thereof, was authorized or consented to by our Board; or

•	in any derivative action, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us, except to the extent the court determines, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the court shall deem proper.

PRICE RANGE OF COMMON STOCK

Our common stock began trading on the NASDAQ on April 21, 2015, under the symbol “RELY.” Our common stock was previously quoted on the OTCQX under the symbols “SGGH” (prior to January 30, 2015), and as a result of the stapled rights offering which we commenced on January 30, 2015, “SGGHU” (through February 20, 2015), and “SGRH” (from February 23, 2015 through April 20, 2015).

The following table sets forth the high and low prices per share of completed trades of our common stock as reported on the NASDAQ or in the over-the-counter market as reported on the OTCQX, as applicable, for the periods indicated. The ten Rights which attach to each share of our common stock pursuant to the Rights Agreement are not separable from our common stock, and therefore do not trade separately.

	Closing Prices
	High	Low
2015
First Quarter	$8.82	$6.06
Second Quarter (through June 24, 2015)	$13.21	$5.90
2014
First Quarter	$12.00	$9.50
Second Quarter	11.75	9.85
Third Quarter	10.25	8.01
Fourth Quarter	10.65	6.35
2013
First Quarter	$6.00	$4.00
Second Quarter	9.30	5.10
Third Quarter	14.20	9.00
Fourth Quarter	13.00	9.32

The above table has been adjusted to reflect retrospective application of our one-for-ten reverse stock split, effective October 15, 2013.

The closing sale price of our common stock as reported on the NASDAQ on June 24, 2015 was $13.17 per share. As of June 24, 2015, there were approximately 266 record holders of our common stock (counting all shares held in single nominee registration as one stockholder). This does not include the number of persons whose stock is in nominee or “street name” accounts through brokers.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock distributed in this offering by an initial beneficial owner thereof purchasing at the exercise price. This summary is based upon current provisions of the Tax Code, current and proposed Treasury regulations promulgated under the Tax Code, and judicial and administrative decisions and rulings, in each case as of the date hereof. These authorities are subject to differing interpretations, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the IRS with respect to the matters discussed in the following summary and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to persons subject to special treatment under U.S. federal income tax laws. This summary addresses only beneficial owners that hold shares of our common stock as capital assets within the meaning of Section 1221 of the Tax Code. This summary does not address the tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any other U.S. federal tax consequences, such as estate and gift tax consequences. In addition, this summary does not address all tax considerations that might be applicable to your particular circumstances (such as the alternative minimum tax provisions of the Tax Code), or to certain types of holders subject to special tax rules, including, without limitation, partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting for federal income tax purposes, persons that hold shares of our common stock as part of a “straddle,” a “hedge,” a “conversion transaction” or other arrangement involving more than one position, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar and certain former citizens or permanent residents of the United States. This discussion may not be applicable to holders who acquired shares of or common stock pursuant to the exercise of options or warrants or otherwise as compensation.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR STOCKHOLDER. IF YOU ARE CONSIDERING THE PURCHASE OF SHARES OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR FACTS AND CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

As used in this discussion, a “U.S. Holder” is a beneficial owner of our common stock that is:

•	an individual who is a U.S. citizen or resident alien;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States or any state thereof or in the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•	a trust if (1) the substantial decisions of the trust are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or (2) the trust has validly elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of shares of our common stock that is neither a U.S. Holder nor treated as a partnership for U.S. federal income tax purposes.

If any entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of shares of our common stock, the U.S. federal income tax consequences to a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of shares of our common stock that is a partnership, and the partners in such partnership, are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our common stock.

Consequences to U.S. Holders

Dividends on our Common Stock

If we make a distribution in respect of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from current or accumulated earnings and profits. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital, which will reduce the U.S. Holder’s tax basis in the U.S. Holder’s common stock to the extent of the U.S. Holder’s tax basis in that stock. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock. Dividends paid to a non-corporate U.S. Holder that constitute “qualified dividend income” will be taxable at preferential rates applicable to long-term capital gains provided that the holder is treated as holding the shares of common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet certain other holding period requirements. Dividends paid with respect to our common stock will generally be qualified dividend income and will be taxed at applicable preferential rates if the holding period requirements in the previous sentence are satisfied.

If a U.S. Holder is a U.S. corporation, it may be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. Holder may qualify for the 70% dividends received deduction if the U.S. Holder owns less than 20% of the voting power and value of our stock.

U.S. Holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, Exchange or Other Disposition of Common Stock

A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of our common stock. The U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder’s tax basis in the stock. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. A U.S. Holder’s tax basis in the stock will initially be equal to the amount that the U.S. holder paid for the stock. Gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long term capital gain or loss if the holder held the stock for more than one year. Long term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Net Investment Tax

In addition, in the case of individuals, trusts, and estates, the 3.8% tax on “net investment income” (the “NII Tax”) may be imposed on dividends with respect to and gains from selling our common stock. Because the NII Tax is subject to threshold amounts (i.e., in the case of an individual married person filing a joint return, $250,000), whether the NII Tax would actually apply depends on the circumstances of the taxpayer.

Information Reporting and Backup Withholding

Generally, we must report to the IRS the amount of the payments of dividends on or the proceeds of the sale or other disposition of shares of our common stock, the name and address of the recipient and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld, but they do not apply with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations. A similar report is sent to the recipient.

In general, backup withholding at a rate of 28% will apply to payments received by a U.S. Holder with respect to shares of our common stock unless the U.S. Holder is (i) a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder that does not provide us with its correct taxpayer identification number might be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a Non-U.S. Holder of shares of our common stock.

Dividends on the Common Stock

Any dividends paid with respect to the shares of our common stock will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification (such as IRS Form W-8 ECI or successor forms) and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation might, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. A Non-U.S. Holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification (such as properly filing an IRS Form W-8 BEN or Form W-8 BEN-E) and other requirements. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition of Common Stock

A Non-U.S. Holder of shares of our common stock will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purpose at any time within the shorter of (i) the five-year period ending on the date of the disposition and (ii) the Non-U.S. holder’s holding period, and certain other conditions are satisfied.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above generally will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident and a Non-U.S. Holder that is a foreign corporation may be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. An individual Non-U.S. Holder that is described in the second bullet point above generally will be subject to a flat 30% tax on the gain derived from the sale, exchange or other disposition, which might be offset by U.S. source capital losses (notwithstanding the fact that the Non-U.S. Holder is not considered a U.S. resident).

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests, as defined in the Tax Code and the applicable treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are not, and presently do not anticipate becoming, a USRPHC.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. Copies of these information returns might also be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of a specific treaty or agreement.

U.S. backup withholding tax (currently at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a Non-U.S. holder generally will be exempt from backup withholding if the Non-U.S. holder provides a properly executed IRS Form W-8BEN or Form W-8BEN-E or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of our common stock by a Non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of our common stock by a Non-U.S. holder effected at a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of our common stock by a Non-U.S. holder effected at a non-U.S. office of a broker that is:

•	a U.S. person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business, information reporting will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no knowledge or reason to know to the contrary). Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder can be refunded or credited against the Non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation and administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on certain payments made to a “foreign financial institution” (as specifically defined under these rules) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners or otherwise qualify for an exemption). Under the legislation and administrative guidance, a U.S. federal withholding tax of 30% generally also will be imposed on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying certain of its direct and indirect U.S. owners or otherwise qualifies for an exemption. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. These withholding taxes would be imposed on dividends paid with respect to our common stock regardless of when they are paid, and on gross proceeds from the sales or other dispositions of our common stock after December 31, 2016 by foreign financial institutions or non-financial entities (including in their capacity as agents or custodians for beneficial owners of our common stock) that fail to satisfy the above requirements. An intergovernmental agreement between the United States and the applicable foreign country may modify these requirements. Prospective Non-U.S. holders should consult with their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

PLAN OF DISTRIBUTION

We have entered into a Controlled Equity OfferingSM Sales Agreement with Cantor, under which we may issue and sell Placement Shares consisting of our common stock and associated Rights from time to time through Cantor, acting as agent. Pursuant to this prospectus supplement, we may issue and sell up to 1,700,000 Placement Shares from time to time through Cantor, acting as agent. The Sales Agreement is being filed as an exhibit to our Current Report on Form 8-K to be filed with the SEC on June 25, 2015 under the Exchange Act and is incorporated by reference into this prospectus supplement.

Upon delivery of a placement notice and subject to the terms and conditions of the Sales Agreement, Cantor may sell Placement Shares by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on NASDAQ, on any other existing trading market for our common stock or to or through a market maker. Cantor may also sell Placement Shares by any other method permitted by law, including, with our consent, in privately negotiated transactions. We may instruct Cantor not to sell Placement Shares if the sales cannot be effected at or above a price designated by us from time to time. We or Cantor may suspend the offering of Placement Shares upon notice and subject to other conditions.

We will pay Cantor commissions, in cash, for its services in acting as agent in the sale of the Placement Shares. Cantor will be entitled to compensation at a commission rate of 3.0% of the gross sales price per share sold. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse Cantor for certain specified expenses, including the fees and disbursements of its legal counsel in an amount not to exceed $50,000. We estimate that the total expenses for the offering, excluding compensation and reimbursements payable to Cantor under the terms of the Sales Agreement, will be approximately $150,000. We will report at least quarterly the number of shares of common stock sold through the agent, under the Sales Agreement, the net proceeds to us and the compensation paid by us to the agent in connection with the sales of Placement Shares.

Settlement for sales of Placement Shares will occur on the third business day following the date on which any sales are made, or on another date that is agreed upon by us and Cantor in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Cantor may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Cantor will use its commercially reasonable efforts, consistent with its sales and trading practices, to solicit offers to purchase the Placement Shares under the terms and subject to the conditions set forth in the Sales Agreement. In connection with the sale of the Placement Shares on our behalf, Cantor will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Cantor against certain civil liabilities, including liabilities under the Securities Act.

The offering of the Placement Shares pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all Placement Shares subject to this prospectus supplement; or (ii) the termination of the Sales Agreement as permitted therein. We and Cantor may each terminate the Sales Agreement at any time upon ten days’ prior written notice.

Cantor and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which future services they may customary fees. To the extent required by Regulation M, Cantor will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on a website maintained by Cantor, and Cantor may distribute this prospectus supplement and the accompanying prospectus electronically.

LEGAL MATTERS

Crowell & Moring LLP, San Francisco, California, and Washington, D.C., will pass on the validity of the securities offered hereby. Certain United States federal income tax matters will be passed upon for the Company by Blank Rome LLP, Los Angeles, CA. Cantor is being represented in connection with this offering by Reed Smith LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company and subsidiaries appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014 have been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and the Company management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined and consolidated financial statements of Global Recycling and Specification Alloys (Carve-Out of Certain Operations of Aleris Corporation) at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in the Company’s Current Report on Form 8-K filed with the SEC on November 17, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined and consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3 to register the securities offered under this prospectus supplement and accompanying prospectus. This prospectus supplement, the Post-Effective Amendment and the accompanying prospectus are part of that registration statement and, as permitted by the SEC’s rules, do not contain all the information required to be set forth in the registration statement. The full registration statement may be obtained from the SEC, the SEC’s Public Reference Room, or us, as provided below. For further information, you may read the registration statement and the exhibits filed with or incorporated by reference into the registration statement. You can review and copy the registration statement and its exhibits at the public reference facility maintained by the SEC as described below. The registration statement, including its exhibits and schedules, is also available on the SEC’s web site at www.sec.gov.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E. Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operations of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s web site at www.sec.gov.

Our website address is www.realindustryinc.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement or accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 16, 2015;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the SEC on May 12, 2015;

•	Our Current Reports on Form 8-K, filed with the SEC on November 17, 2014; January 12, 2015; January 12, 2015 as amended by that Amendment No. 1 on Form 8-K/A filed with the SEC on January 15, 2015; January 21, 2015; January 21, 2015; January 27, 2015; February 2, 2015; February 5, 2015; February 10, 2015; February 23, 2015; February 25, 2015; March 5, 2015 as amended by that Amendment No. 1 on Form 8-K/A filed with the SEC on May 11, 2015; March 13, 2015; March 19, 2015; April 2, 2015; April 16, 2015; April 30, 2015; June 1, 2015; and June 25, 2015;

•	The information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014 from our definitive proxy statement on Schedule 14A filed with the SEC on April 20, 2015, and all amendments thereto;

•	Description of our common stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on March 17, 1993, as amended by that Amendment No. 1 on Form 8-A/A filed with the SEC on January 13, 2014 and that Amendment No. 2 on Form 8-A/A filed with the SEC on April 16, 2015, and all amendments or reports filed for the purpose of updating such description; and

•	The description of the Rights Agreement, contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on October 24, 2007, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but before the end of any offering of securities made hereunder, but excluding any information or exhibit furnished to, rather than filed with, the SEC, will also be incorporated by reference, will be deemed to be a part of, and will automatically update and, where applicable, supersede any information contained, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.

You may request a free copy of any of the documents incorporated by reference into this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

REAL INDUSTRY, INC.

15301 VENTURA BOULEVARD, SUITE 400

SHERMAN OAKS, CALIFORNIA 91403

TELEPHONE: (805) 435-1255

PROSPECTUS

SIGNATURE GROUP HOLDINGS, INC.

$300,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Subscription Rights

Units

We may offer and sell up to $300,000,000 in the aggregate of the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is quoted on the OTCQX under the symbol “SGGH.” On September 4, 2013, the last reported sale price of our common stock on the OTCQX was $1.24 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 26, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $300,000,000 as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Signature,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Signature Group Holdings, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.signaturegroupholdings.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the

SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report or performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on April 1, 2013, as amended by Amendment No. 1 thereto, filed with the SEC on April 30, 2013.

•	Our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2013, and June 30, 2013, filed with the SEC on May 15, 2013 and August 12, 2013.

•	Our Definitive Revised Proxy Statement on Schedule 14A, filed with the SEC on June 10, 2013.

•	Our Current Reports on Form 8-K, filed with the SEC on April 17, 2013, May 1, 2013, May 10, 2013, June 5, 2013, June 24, 2013, and July 18, 2013.

•	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 17, 1993, and any amendment or report filed with the SEC for the purpose of updating the description.

•	The description of the rights agreement, contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on October 24, 2007, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

SIGNATURE GROUP HOLDINGS, INC.

15303 VENTURA BOULEVARD, SUITE 1600

SHERMAN OAKS, CALIFORNIA 91403

TELEPHONE: (805) 435-1255

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

Signature Group Holdings, Inc. is an enterprise that was incorporated as Fremont General Corporation (“Fremont”) in 1972. On June 11, 2010 (the “Effective Date”), Fremont completed a plan of reorganization (the “Plan of Reorganization”) and emerged from Chapter 11 bankruptcy proceedings with (i) the present name, (ii) nine new board members and a new management team, (iii) a substantial amount of NOLs, which, as of December 31, 2012, included federal and California NOLs of $886.9 million and $980.0 million, respectively, and (iv) publicly traded common stock.

Since the Effective Date, the Company has been repositioned through the divestiture of non-core legacy assets, becoming a timely filer with the SEC, settling and resolving a substantial number of legacy legal actions, making select investments through Signature Special Situations and acquiring North American Breaker Co., LLC (“NABCO” or “Industrial Supply”) on July 29, 2011, its wholly owned specialty industrial supply company. Management and the board of directors (the “Board”) expect to grow the Company through additional acquisitions, as well as through organic efforts within existing operations.

The Company operates through two principal operating segments: Industrial Supply and Signature Special Situations.

Industrial Supply. Industrial Supply, headquartered in Burbank, California, is one of the largest independent suppliers of circuit breakers in the country. We focus on the replacement circuit breaker market, particularly for commercial and industrial circuit breakers, where replacement time is extremely important, but we also supply residential circuit breakers. We operate from seven warehouse locations (as of July 1, 2013) across the United States, which enables us to improve customer delivery times, a key attribute of our service-oriented model. Industrial Supply’s assets are primarily comprised of inventory, accounts receivable and intangible assets, and its liabilities are primarily comprised of trade payables, a line of credit and long-term debt.

Signature Special Situations. Signature Special Situations selectively acquires sub-performing and nonperforming commercial and industrial loans, leases and mortgages, typically at a discount to unpaid principal balance. We may also originate secured debt financings to middle market companies for a variety of situations, including supporting another transaction such as an acquisition, recapitalization or restructuring. The Company may take positions in corporate bonds and other structured debt instruments, which may be performing, sub-performing or nonperforming, as well as other specialized financial assets. Based on our periodic analyses of individual investments and portfolios, we may also opportunistically exit investment positions when the benefits of holding the assets no longer outweigh the benefits of selling them. During the second quarter of 2013, a majority of Signature Special Situations’ assets, specifically its portfolio of residential real estate loans, were sold generating cash proceeds of approximately $27.1 million and a gain of $5.0 million. The proceeds are expected to be used in our acquisition efforts and to support the organic growth of our other businesses.

Our operations also include a discontinued operations segment, where we hold and manage certain assets and liabilities related to the former businesses of Fremont and Cosmed, Inc., a small cosmetics company, for which management and the Board have formally adopted plans of disposal. These assets and liabilities are being managed to maximize cash recoveries and limit costs and exposures to the Company.

Our principal executive offices are located at 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, California 91403, and our telephone number is (805)  435-1255.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent

Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•	665,000,000 shares of common stock, $0.01 par value per share; and

•	10,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders.

Dividend Rights. Subject to any preferential rights of any then outstanding preferred stock, all shares of our common stock are entitled to share equally in any dividends our Board may declare from legally available sources.

Liquidation Rights. Upon liquidation, dissolution or winding up of Signature, after payment in full of the amounts required to be paid to holders of any then outstanding preferred stock, all shares of our common stock are entitled to share equally (together with holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) in the assets available for distribution to stockholders after payment or provision for payment of all of Signature’s debts and liabilities.

Other Matters. The holders of our common stock do not have preemptive rights for so long as our shares continue to be registered under Section 12 of the Exchange Act. The rights, preferences and privileges of holders of our common stock are subject to the terms of any series of preferred stock that may be issued in the future.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Inc.

Dividend

The decision to pay dividends is made by our Board and is dependent on our earnings, management’s assessment of future capital needs, and other factors. We have not paid a dividend since the fourth quarter of 2006. We do not expect to pay any cash dividends on our common stock in the foreseeable future.

Preferred Stock

Our authorized capital stock includes 10,000,000 shares of preferred stock. Our Board is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, redemption rights and terms, liquidation preferences, and conversion or exchange rights. Our Board could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain anti-takeover effects. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the number of authorized shares) or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our Board.

Certain Restrictions on Transfer of Shares

Our bylaws contain restrictions on transfer of shares that are intended to preserve certain of our tax benefits. The transfer restrictions apply until the earlier of (i) the repeal of Section 382 of the United States Internal Revenue Code of 1986, as amended (the “IRC”), or any successor statute if our Board determines that the bylaw restrictions are no longer necessary to preserve the tax benefits; (ii) the beginning of a taxable year with respect to which our Board determines that no tax benefits may be carried forward; or (iii) such other date as our Board shall fix in accordance with our bylaws.

Until the expiration of the transfer restrictions, any attempted transfer of our common stock or other equity securities shall be prohibited and void ab initio to the extent that, as a result of the transfer (or any series of transfers of which such transfer is a part), either (i) any person, entity or group would become a “4.9% Shareholder”, (ii) the percentage share ownership in the Company (as determined pursuant to IRC Section 382) of any 4.9% Shareholder would be increased, or (iii) any shareholder holding 5% or more of the total market value of our equity securities transfers, or agrees to transfer, any of our equity securities (excluding any transfers on the New York Stock Exchange).

A “4.9% shareholder” is a person, entity or group that owns, directly or indirectly, 4.9% or more of our outstanding common stock, including shares deemed constructively owned or which otherwise would be aggregated with shares owned, pursuant to IRC Section 382.

Transfers to a new or existing “public group” of Signature, as defined in Treasury Regulation Section 1.382-2T(f)(13), are not prohibited. The transfer restrictions do not apply to transfers that have been approved by our Board in accordance with the procedures set forth in our bylaws.

Registration Rights

Pursuant to our Plan of Reorganization, we issued and sold an aggregate of 12.5 million shares of our common stock for aggregate proceeds of $10.0 million in June 2010. We also issued warrants to purchase an aggregate of 15.0 million shares of common stock (the “Warrants”), vesting 20% on the issuance date and 20% each year thereafter on the anniversary of the issuance date.

We entered into a registration rights agreement with the share purchasers and Warrant holders, pursuant to which we agreed to use commercially reasonable efforts to register the purchased shares and the shares issuable upon exercise of the Warrants in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a resale shelf registration statement on Form S-3 or, if we are not eligible to use Form S-3, on a registration statement on Form S-1. We must use commercially reasonable efforts to cause the registration statement to remain effective until the date on which all registrable securities have been sold, or may be sold pursuant to Rule 144 under the Securities Act without restriction or limitation.

Stockholder Rights Plan

On October 23, 2007, we adopted a stockholder rights plan pursuant to a rights agreement. The following description of the rights agreement is subject in its entirety to the terms and conditions of the rights agreement. See “Where You Can Find More Information; Incorporate by Reference – Available Information” below.

Exercisability of Rights. Pursuant to our rights agreement, one whole right attaches to each share of common stock outstanding. Each right entitles the registered holder to purchase from us a unit consisting of one one-thousandth (1/1000) of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $12.00 per Unit, subject to adjustment. The rights do not become exercisable until the earlier to occur of:

•	10 business days following a public announcement that a person or group has acquired beneficial ownership of 5% or more of our outstanding common stock (any such person or group is referred to as an acquiring person), or

•	10 business days (or a later date as determined by our Board) following the commencement of a tender offer or exchange offer that would result in a person or entity becoming an acquiring person

The rights will expire on November 2, 2017, unless they are redeemed or exchanged by us before that time.

“Flip-In” Feature. When a person or group becomes an acquiring person then each registered holder of a right, except for such person or group, will be entitled to purchase, for the purchase price, shares of our common stock having a then current market value equal to two times the purchase price of the right.

“Flip-Over” Feature. Subject to specified exemptions, in the event that we are involved in a merger in which we are not the surviving corporation, or our common stock is changed or exchanged, or fifty percent or more of our assets, cash flow or earning power is sold or transferred, each right will entitle the holder, other than an acquiring person, to purchase, upon exercise, a number of shares of common stock of the acquiring company having a then current market value of two times the purchase price of the right.

Redemption. We may, at our option, at any time prior to the close of business on the tenth day following the day a person or group becomes an acquiring person, redeem all of the then-outstanding rights at a redemption price of $.001 per right, subject to certain adjustments.

Exchange of Rights. At any time after a person or group becomes an acquiring person and prior to the acquisition by that person or group of fifty percent or more of our outstanding common stock, our Board may exchange the rights (other than rights owned by the acquiring person), in whole or in part, at an exchange ratio of one share of common stock, or one-thousandth of a share of preferred stock per right (subject to adjustment).

No Rights as a Stockholder. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of ours and will not have the right to vote or to receive dividends by virtue of the right.

Amendment of the Rights. While the rights are redeemable, our Board may supplement or amend any provision of the rights agreement in any respect without the approval of any holders of rights or common shares. When the rights are no longer redeemable, our Board may supplement or amend the rights agreement without the approval of any holders of rights certificates to cure any ambiguity, to make changes that do not adversely affect the interests of the holders of rights (other than an acquiring person), or to shorten or lengthen any time periods under the rights agreement.

Anti-takeover Effects. Our rights agreement is designed to prevent an “ownership change” within the meaning of IRC Section 382 and thereby preserve our ability to utilize certain federal tax benefits. The rights could discourage, delay or prevent certain types of transactions involving an actual or potential change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. The rights should not interfere with any merger or other business combination approved by our Board since we may amend the rights agreement to make it inapplicable to such a transaction or redeem the rights.

Anti-Takeover Effects of Nevada Law

Business Combination Statute

We are subject to Nevada’s business combination statute, pursuant to which we would generally be prohibited from engaging in any “combination” with any “interested stockholder” for a period of two years following the time that the stockholder became an interested stockholder unless:

•	the combination or the transaction by which the person first became an interested stockholder is approved by our Board before the person first became an interested stockholder; or

•	the combination is approved by our Board and is thereafter approved by our stockholders at an annual or special meeting by the affirmative vote of holders of at least sixty percent of our outstanding voting stock not beneficially owned by the interested stockholder or its affiliates or associates.

We would also be prohibited from engaging in any combination with any interested stockholder after the expiration of the two year period unless either:

•	the combination or the transaction by which the person first became an interested stockholder is approved by our Board before the person first became an interested stockholder; or

•	the combination is approved by our stockholders at an annual or special meeting held no earlier than two years after the date the person first became an interested stockholder by the affirmative vote of holders of a majority of our outstanding voting stock not beneficially owned by the interested stockholder or its affiliates or associates; or

•	the consideration received by our stockholders satisfies certain minimum valuation and other criteria, and after the date the person became an interested stockholder and before completing the combination, the interested stockholder has not become the beneficial owner of any additional voting shares, subject to exceptions.

A “combination” includes the following:

•	a merger or consolidation of us or any of our subsidiaries with the interested stockholder or any entity that, after completion of the merger or consolidation, would be an affiliate or associate of the interested stockholder;

•	a sale, lease, exchange, pledge, transfer or other disposition to or with the interested stockholder or any of its affiliates or associations of our assets or those of our subsidiaries having a threshold market value;

•	the issuance by us or any of our subsidiaries of shares having a threshold market value;

•	the adoption of any plan or proposal with the interested stockholder or any of its affiliates or associates for our liquidation or dissolution;

•	certain reclassifications, recapitalizations and similar transactions, or other transactions that have the effect of increasing the proportionate share of any class or series of voting shares, or securities convertible into voting shares, of us or our subsidiaries, beneficially owned by the interested stockholder or its affiliates or associates; or

•	the receipt by the interested stockholder or its affiliates or associates of the benefit of any loan, advance, guarantee, pledge or other financial assistance, or any tax credit or other tax advantage provided through us, except proportionately as a stockholder.

An “interested stockholder” is a stockholder who beneficially owns ten percent or more of the voting power of our outstanding shares, or an affiliate or associate of us who at any time during the preceding two years was the beneficial owner of ten percent or more of the voting power of our outstanding shares.

Control Share Acquisition Statute

We are subject to Nevada’s control share acquisition statute, which restricts voting rights of an “acquiring person” that acquires a “controlling interest” in Nevada corporations to which the statute applies. The statute provides that an acquiring person and its associates obtain only those voting rights in their “control shares” as are conferred by stockholder resolution at an annual or special meeting. The resolution must be approved by both a majority of the voting power of the corporation, and a majority of each class or series for which the acquisition of control shares would adversely alter or change any preference or right. If the control shares are afforded full voting rights and the acquiring person has acquired at least a majority of the voting power, stockholders who have not voted in favor of the voting rights may dissent in accordance with Nevada law and obtain payment of the fair value of their shares, which shall not be less than the highest price per share paid by the acquiring person.

An “acquiring person” means any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in Signature.

A “controlling interest” is the acquisition of voting shares representing any of the following proportions of the voting power of the corporation: (a) one-fifth or more but less than one-third, (b) one-third or more but less than a majority, or (c) a majority or more.

“Control shares” means outstanding voting shares of Signature that an acquiring person and its associates acquire or offer to acquire in connection with obtaining a controlling interest, and acquire within ninety days preceding the date of becoming an acquiring person.

Constituency Statute

We are subject to Nevada’s constituency statute, which provides that in exercising their respective powers with a view to the interests of the corporation, officers and directors may consider the following:

•	the interests of the corporation’s employees, suppliers, creditors and customers;

•	the economy of the state and nation;

•	the interests of the community and of society; and

•	the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Officers and directors are not required to consider the effect of a proposed corporate action upon any particular group having an interest in the corporation as a dominant factor.

Certain Other Anti-Takeover, Limited Liability and Indemnification Provisions

Our certificate of incorporation and bylaws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, or to remove or replace our current management.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or one of its committees.

Removal of Directors. Our bylaws (and Nevada law) provide that a director may be removed from office at any time, but only by an affirmative vote of stockholders holding, in the aggregate, at least two-thirds of our outstanding shares at the record date of a special meeting called for that purpose.

Number of Directors and Vacancies. Our bylaws permit the number of directors to be fixed by the Board, except that the number shall be not less than five nor more than eleven. Any vacancy on our Board may be filled by vote of a majority of our directors then in office.

“Blank Check” Preferred Stock. Our articles of incorporation authorize the issuance of “blank check” preferred stock that could be issued by our Board to increase the number of outstanding shares, making a takeover more difficult and expensive.

Amendments to Articles of Incorporation and Bylaws. Any amendment to our certificate of incorporation requires approval by the Board and a majority of the total votes eligible to be cast by holders of our outstanding shares of capital stock. Our bylaws can be amended, rescinded or repealed by our Board, or by approval of the holders of a majority of the shares of our capital stock entitled to vote thereon at any annual or special meeting.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders can be called only by the Chairman of our Board, the president or chief executive officer, by action of our Board, or by a stockholder or group of stockholders holding collectively 35% of our outstanding shares.

Actions by Written Consent. Our bylaws prohibit stockholders from acting by written consent.

Limitation of Officer and Director Liability and Indemnification Arrangements. Our articles of incorporation provide that none of our directors or officers shall be personally liable to the Company or any of our stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer, except for:

•	acts or omissions which involve intentional misconduct, fraud, a knowing violation of law or breach of the duty of loyalty, or

•	the payment of unlawful distributions.

Our articles of incorporation provide that to the fullest extent permitted by the Nevada Revised Statutes, we must indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation or other enterprise against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person or on his or her behalf in connection with such action, suit or proceeding. We are not required to provide indemnification:

•	if the person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company;

•	with respect to any criminal action or proceeding, if the person had reasonable cause to believe his or her conduct was unlawful;

•	in connection with an action, suit or proceeding initiated by such person against the Company unless such action, suit or proceeding, or part thereof, was authorized or consented to by the Board; or

•	in any derivative action, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, except to the extent the court determines, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the court shall deem proper.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and a trustee to be identified in the applicable prospectus supplement. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Signature,” “we,” “our” or “us” refer to Signature Group Holdings, Inc., excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board and set forth or determined in the manner provided in a resolution of our Board, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than Signature) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately, after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of their properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of thirty days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the thirty-day period);

•	default in the payment of principal of any security of that series at its maturity;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of sixty days after we receive written notice from the trustee or Signature and the trustee receive written notice from the holders of not less than twenty-five percent of the principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Signature; or

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within thirty days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than twenty-five percent of the principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of not less than twenty-five percent of the principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within sixty days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each holder of the securities of that series a notice of Default or Event of Default within ninety days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act (the “Act”). (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bank, to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law). (Section 10.10)

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock or preferred stock or of debt securities. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•	the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of a series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	United States Federal income tax consequences applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Equity warrants will not entitle holders to:

•	vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of Signature.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue or distribute subscription rights to our stockholders for the purchase of shares of our common stock or preferred stock or of debt securities. We may issue subscription rights independently or together with other securities, and the subscription rights may be attached to or separate from any offered or distributed securities, and may or may not be transferrable by the stockholder receiving the subscription rights. In connection with any offering of subscription rights, we may enter into a standby underwriting, backstop or other arrangement with one or more underwriters or other persons pursuant to which the underwriters or other persons may agree to purchase any securities remaining unsubscribed for after such subscription rights offering. Each series of subscription rights will be issued under a separate subscription rights agreement to be entered into between us and a bank or trust company, as subscription rights agent, all as set forth in the prospectus supplement relating to the particular issue of subscription rights. The subscription rights agent will act solely as an agent of the Company in connection with the certificates relating to the subscription rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of subscription rights certificates or beneficial owners of subscription rights.

The following summary of material provisions of the subscription rights are subject to, and qualified in their entirety by reference to, all the provisions of the certificates representing subscription rights applicable to a particular series of subscription rights. The terms of any subscription rights offered or distributed under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete certificates representing subscription rights that contain the terms of the subscription rights. The particular terms of any issue of subscription rights will be described in the prospectus supplement relating to the issue, and may include:

•	in the case of a distribution of subscription rights to our stockholders, the date for determining the stockholders entitled to the subscription rights distribution;

•	in the case of a distribution of subscription rights to our stockholders, the number of subscription rights issued or to be issued to each stockholder;

•	the aggregate number of shares of common stock or preferred stock or of debt securities purchasable upon exercise of such subscription rights and the exercise price;

•	the aggregate number of subscription rights being issued;

•	the extent to which the subscription rights are transferrable;

•	the date on which the holder’s ability to exercise such subscription rights shall commence and the date on which such right shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	a discussion of material federal income tax considerations;

•	any other material terms of such subscription rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such subscription rights; and

•	if applicable, the material terms of any standby underwriting, backstop or purchase arrangement which may be entered into by the Company in connection with the offering, issuance or distribution of subscription rights.

Each subscription right will entitle the holder of subscription rights to purchase for cash the number of shares of common stock or preferred stock or the principal amount of debt securities at the exercise price provided in the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date for the subscription rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will be void and of no further force and effect.

Holders may exercise subscription rights as described in the applicable prospectus supplement. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or preferred stock or principal amount of debt securities purchased upon exercise of the subscription rights. If less than all of the subscription rights issued in any rights offering are exercised, we may offer any unsubscribed shares of common stock or preferred stock or principal amount of debt securities directly to persons, which may be to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

Until any subscription rights to purchase debt securities are exercised, the holder of any subscription rights will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any subscription rights to purchase common stock or preferred stock are exercised, the holders of the any subscription rights will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others that we sometimes refer to as indirect participants, which clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, who receive a credit for the securities in DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is recorded in the direct or indirect participant’s records. Beneficial owners of securities will not receive written confirmation of their purchases from DTC. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through whom they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least fifteen days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within ninety days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities may be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer may purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock will be quoted on the OTCQX, but any other securities may or may not be quoted on the OTCQX. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed eight percent of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Greenberg Traurig LLP will pass upon certain legal matters under Nevada law relating to the issuance and sale of the securities offered hereby on behalf of Signature Group Holdings, Inc. Crowell & Moring LLP will pass upon certain legal matters under New York law with respect to the validity of the debt securities offered hereby on behalf of Signature Group Holdings, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Signature Group Holdings, Inc. as of December 31, 2012 and 2011, and for the years then ended, have been incorporated by reference herein in reliance upon the report of Squar, Milner, Peterson, Miranda & Williamson, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

POST-EFFECTIVE AMENDMENT

Dated January 17, 2014

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to this Registration Statement on Form S-3 (File No. 333-191020) (the “Registration Statement”), is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Signature Group Holdings, Inc., a Delaware corporation (“Signature Delaware” or the “Successor Registrant”), which is the successor to Signature Group Holdings, Inc., a Nevada corporation (“Signature Nevada”), following a statutory merger effective on January 2, 2014 (the “Merger”) effected for the purpose of changing Signature Nevada’s state of incorporation to Delaware (the “Reincorporation”). Signature Delaware was a wholly owned subsidiary of Signature Nevada that was formed for purposes of the Reincorporation. In the Merger, Signature Nevada merged with and into SGH Merger Sub LLC, a newly formed wholly owned limited liability company subsidiary of Signature Delaware (“SGGH, LLC”), which continued as the surviving company and as a wholly owned subsidiary of Signature Delaware and the name of which was changed to SGGH, LLC.

In connection with the Merger, each outstanding share of common stock of Signature Nevada (other than shares held by stockholders that properly exercise dissenters’ rights) was automatically converted into one share of common stock of Signature Delaware. Signature Delaware assumed the 2006 Performance Incentive Plan of Signature Nevada, and all options to purchase common stock and all restricted stock awards outstanding under such plan, based on the same 1:1 exchange ratio.

Immediately prior to the Reincorporation, neither Signature Delaware nor SGGH, LLC had any assets or liabilities other than nominal assets or liabilities. The Reincorporation was approved by the stockholders of Signature Nevada at a special meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to Rule 414(d) promulgated under the Securities Act, the Successor Registrant hereby adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act. The Successor Registrant hereby amends and restates the Registration Statement to the extent set forth below.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-732-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.signaturegroupholdings.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report or performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on April 1, 2013, as amended by Amendment No. 1 thereto, filed with the SEC on April 30, 2013.

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the SEC on May 15, 2013, August 12, 2013, and November 12, 2013, respectively.

•	Our Definitive Revised Proxy Statement on Schedule 14A, filed with the SEC on June 10, 2013.

•	Our Current Reports on Form 8-K, filed with the SEC on April 17, 2013, May 1, 2013, May 10, 2013, June 5, 2013, June 24, 2013, July 18, 2013, October 15, 2013, November 15, 2013 and January 2, 2014.

•	The description of the rights agreement, contained in Signature Nevada’s Registration Statement on Form 8-A, filed with the SEC on October 24, 2007, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

SIGNATURE GROUP HOLDINGS, INC.

15303 VENTURA BOULEVARD, SUITE 1600

SHERMAN OAKS, CALIFORNIA 91403

TELEPHONE: (805) 435-1255

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

Signature Group Holdings, Inc., or the Company, is a holding company that owns all of the outstanding interests of SGGH, LLC. The Company and SGGH, LLC were formed for the purposes of completing the reincorporation of Signature Group Holdings, Inc., a Nevada corporation, or Signature Nevada, into Delaware (the “Reincorporation”). In connection with the reincorporation, Signature Nevada merged with and into SGGH, LLC, with SGGH, LLC continuing as the surviving entity and as a wholly owned subsidiary of the Company. In connection with the Reincorporation, each outstanding share of common stock of Signature Nevada (other than shares held by stockholders that properly exercise dissenters’ rights) was automatically converted into one share of common stock of the Company.

Signature Nevada was an enterprise that was incorporated as Fremont General Corporation (“Fremont”) in 1972. On June 11, 2010 (the “Effective Date”), Fremont completed a plan of reorganization (the “Plan of Reorganization”) and emerged from Chapter 11 bankruptcy proceedings with (i) the present name, (ii) nine new board members and a new management team, (iii) a substantial amount of NOLs, which, as of December 31, 2012, included federal and California NOLs of $887.3 million and $976.9 million, respectively, and (iv) publicly traded common stock.

After the Effective Date, Signature Nevada was repositioned through the divestiture of non-core legacy assets, becoming a timely filer with the SEC, settling and resolving a substantial number of legacy legal actions, making select investments through Signature Special Situations and acquiring North American Breaker Co., LLC (“NABCO” or “Industrial Supply”) on July 29, 2011, its wholly owned specialty industrial supply company.

Following the Reincorporation, management and the board of directors (the “Board”) of the Company expect to grow the Company through acquisitions, as well as through organic efforts within existing operations.

SGGH, LLC operates through two principal operating segments: Industrial Supply and Signature Special Situations.

Industrial Supply. Industrial Supply, headquartered in Burbank, California, is one of the largest independent suppliers of circuit breakers in the country. Industrial Supply focuses on the replacement circuit breaker market, particularly for commercial and industrial circuit breakers, where replacement time is extremely important, but it also supplies residential circuit breakers. Industrial supply operates from nine warehouse locations across North America, which enables it to improve customer delivery times, a key attribute of its service-oriented model. Industrial Supply’s assets are primarily comprised of inventory, accounts receivable and intangible assets, and its liabilities are primarily comprised of trade payables, a line of credit and long-term debt.

Signature Special Situations. Signature Special Situations selectively acquires sub-performing and nonperforming commercial and industrial loans, leases and mortgages, typically at a discount to unpaid principal balance. Signature Special Situations may also originate secured debt financings to middle market companies for a variety of situations, including supporting another transaction such as an acquisition, recapitalization or restructuring. Signature Special Situations may take positions in corporate bonds and other structured debt instruments, which may be performing, sub-performing or nonperforming, as well as other specialized financial assets. Based on its periodic analyses of individual investments and portfolios, Signature Special Situations may also opportunistically exit investment positions when the benefits of holding the assets no longer outweigh the benefits of selling them. During the second quarter of 2013, a majority of Signature Special Situations’ assets, specifically its portfolio of residential real estate loans, were sold generating cash proceeds of approximately $27.1 million and a gain of $5.0 million.

SGGH, LLC’s operations also include a discontinued operations segment, where SGGH, LLC holds and manages certain assets and liabilities related to the former businesses of Fremont and Cosmed, Inc., a small cosmetics company, for which management and the Board have formally adopted plans of disposal. These assets and liabilities are being managed to maximize cash recoveries and limit costs and exposures to the Company.

The Company’s principal executive offices are located at 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, California 91403, and our telephone number is (805) 435-1255.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and amended and restated bylaws, which we refer to as our charter and bylaws, respectively, copies of which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•	66,500,000 shares of common stock, $0.001 par value per share; and

•	10,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders.

Dividend Rights. Subject to any preferential rights of any then outstanding preferred stock, all shares of our common stock are entitled to share equally in any dividends our Board may declare from legally available sources.

Liquidation Rights. Upon liquidation, dissolution or winding up of the Company, after payment in full of the amounts required to be paid to holders of any then outstanding preferred stock, all shares of our common stock are entitled to share equally (together with holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) in the assets available for distribution to stockholders after payment or provision for payment of all of the Company’s debts and liabilities.

Other Matters. The holders of our common stock do not have preemptive rights. The rights, preferences and privileges of holders of our common stock are subject to the terms of any series of preferred stock that may be issued in the future.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Dividend

The decision to pay dividends is made by our Board and is dependent on our earnings, management’s assessment of future capital needs, and other factors. We are a holding company that does not operate any business that is separate from those of SGGH, LLC and the subsidiaries of SGGH, LLC. We are therefore dependent on SGGH, LLC, which has not paid a dividend since the fourth quarter of 2006, for any funds from which to pay dividends. We do not expect to pay any cash dividends on our common stock in the foreseeable future.

Preferred Stock

Our authorized capital stock includes 10,000,000 shares of preferred stock, of which 665,000 have been designated Series A Junior Participating Preferred Stock and will be issuable pursuant to the Stockholder Rights Plan, described below. Our Board is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, redemption rights and terms, liquidation preferences, and conversion or exchange rights. Our Board could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain anti-takeover effects. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the number of authorized shares) or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our Board.

Certain Restrictions on Transfer of Shares

Our bylaws contain restrictions on transfer of shares that are intended to preserve certain of our tax benefits. The transfer restrictions apply until the earlier of (i) the repeal of Section 382 of the United States Internal Revenue Code of 1986, as amended (the “IRC”), or any successor statute if our Board determines that the bylaw restrictions are no longer necessary to preserve the tax benefits; (ii) the beginning of a taxable year with respect to which our Board determines that no tax benefits may be carried forward; or (iii) such other date as our Board shall fix in accordance with our bylaws.

Until the expiration of the transfer restrictions, any attempted transfer of our common stock or other equity securities shall be prohibited and void ab initio to the extent that, as a result of the transfer (or any series of transfers of which such transfer is a part), either (i) any person, entity or group would become a “4.9% Shareholder”, (ii) the percentage share ownership in the Company (as determined pursuant to IRC Section 382) of any 4.9% Shareholder would be increased, or (iii) any shareholder holding 5% or more of the total market value of our equity securities transfers, or agrees to transfer, any of our equity securities (excluding any transfers on the New York Stock Exchange).

A “4.9% shareholder” is a person, entity or group that owns, directly or indirectly, 4.9% or more of our outstanding common stock, including shares deemed constructively owned or which otherwise would be aggregated with shares owned, pursuant to IRC Section 382.

Transfers to a new or existing “public group” of the Company, as defined in Treasury Regulation Section 1.382-2T(f)(13), are not prohibited. The transfer restrictions do not apply to transfers that have been approved by our Board in accordance with the procedures set forth in our bylaws.

Registration Rights

We have outstanding 1.25 million shares of common stock and Warrants (the “Warrants”) to purchase an aggregate of 1.5 million shares of common stock, which stem from a financing of Signature Nevada in June 2010. The Warrants vested 20% on the issuance date and 20% each year thereafter on the anniversary of the issuance date.

Signature Nevada entered into a registration rights agreement with the share purchasers and Warrant holders, pursuant to which Signature Nevada agreed to use commercially reasonable efforts to register the purchased shares and the shares issuable upon exercise of the Warrants in accordance with the requirements of the Securities Act, pursuant to a resale shelf registration statement on Form S-3 or, if it is not eligible to use Form S-3, on a registration statement on Form S-1. The registration rights agreement provides that Signature Nevada is obligated to use commercially reasonable efforts to cause the registration statement to remain effective until the date on which all registrable securities have been sold, or may be sold pursuant to Rule 144 under the Securities Act without restriction or limitation. The registration rights agreement is binding upon Signature Nevada’s successors and assigns.

Stockholder Rights Plan

On October 23, 2007, Signature Nevada adopted a stockholder rights plan pursuant to a Rights Agreement, dated October 23, 2007, between Signature Nevada and Mellon Investor Services LLC, as Rights Agent. The Successor Registrant assumed the Rights Agreement in connection with the Reincorporation. The following description of the Rights Agreement is subject in its entirety to the terms and conditions of the Rights Agreement. See “Where You Can Find More Information; Incorporate by Reference – Available Information” above.

Exercisability of Rights. Pursuant to the Rights Agreement, ten whole rights attach to each share of common stock outstanding. Each right entitles the registered holder to purchase from us a unit consisting of one one-thousandth (1/1000) of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, at a purchase price of $12.00 per Unit, subject to adjustment. The rights do not become exercisable until the earlier to occur of:

•	10 business days following a public announcement that a person or group has acquired beneficial ownership of 5% or more of our outstanding common stock (any such person or group is referred to as an acquiring person), or

•	10 business days (or a later date as determined by our Board) following the commencement of a tender offer or exchange offer that would result in a person or entity becoming an acquiring person

The rights will expire on November 2, 2017, unless they are redeemed or exchanged by us before that time.

“Flip-In” Feature. When a person or group becomes an acquiring person then each registered holder of a right, except for such person or group, will be entitled to purchase, for the purchase price, shares of our common stock having a then current market value equal to two times the purchase price of the right.

“Flip-Over” Feature. Subject to specified exemptions, in the event that we are involved in a merger in which we are not the surviving corporation, or our common stock is changed or exchanged, or 50% or more of our assets, cash flow or earning power is sold or transferred, each right will entitle the holder, other than an acquiring person, to purchase, upon exercise, a number of shares of common stock of the acquiring company having a then current market value of two times the purchase price of the right.

Redemption. We may, at our option, at any time prior to the close of business on the tenth day following the day a person or group becomes an acquiring person, redeem all of the then-outstanding rights at a redemption price of $.001 per right, subject to certain adjustments.

Exchange of Rights. At any time after a person or group becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of our outstanding common stock, our Board may exchange the rights (other than rights owned by the acquiring person), in whole or in part, at an exchange ratio of one share of common stock, or one-thousandth of a share of preferred stock per right (subject to adjustment).

No Rights as a Stockholder. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of ours and will not have the right to vote or to receive dividends by virtue of the right.

Amendment of the Rights. While the rights are redeemable, our Board may supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of rights or shares of common stock. When the rights are no longer redeemable, our Board may supplement or amend the Rights Agreement without the approval of any holders of rights certificates to cure any ambiguity, to make changes that do not adversely affect the interests of the holders of rights (other than an acquiring person), or to shorten or lengthen any time periods under the Rights Agreement.

Anti-takeover Effects. Our Rights Agreement is designed to prevent an “ownership change” within the meaning of IRC Section 382 and thereby preserve our ability to utilize certain federal tax benefits. The rights could discourage, delay or prevent certain types of transactions involving an actual or potential change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. The rights should not interfere with any merger or other business combination approved by our Board since we may amend the Rights Agreement to make it inapplicable to such a transaction or redeem the rights.

Anti-Takeover Effects of Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock owned by directors who are also officers of the corporation; or

•	subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certain Other Anti-Takeover, Limited Liability and Indemnification Provisions

Our charter and bylaws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, or to remove or replace our management.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or one of its committees.

Removal of Directors. Our bylaws (and Delaware law) provide that a director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Number of Directors and Vacancies. Our bylaws permit the number of directors to be fixed by our Board, except that the number shall be not less than five nor more than eleven. Any vacancy on our Board may be filled by vote of a majority of our directors then in office.

“Blank Check” Preferred Stock. Our charter authorizes the issuance of “blank check” preferred stock that could be issued by our Board to increase the number of outstanding shares, making a takeover more difficult and expensive.

Amendments to our Charter and Bylaws. Any amendment to our charter requires approval by our Board and a majority of the outstanding shares of our common stock. Our bylaws can be amended, rescinded or repealed by our Board, or by approval of the holders of a majority of the outstanding shares of our common stock.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders can be called only by the Chairman of our Board, the president or chief executive officer, by action of our Board, or by a stockholder or group of stockholders holding collectively 35% of the outstanding shares of our common stock.

Actions by Written Consent. Our charter prohibits stockholders from acting by written consent.

Forum Selection Provision. Our charter provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, to the fullest extent permitted by law, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, creditors or other constituents, (iii) action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the DGCL or our charter or bylaws, or (iv) action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our charter.

While we believe that adoption of a Delaware forum selection provision is in the best interests of us and our stockholders, currently, several legal challenges to forum selection provisions of other companies are pending, and such cases may result in the invalidation of such provisions. Further, state or federal courts in other jurisdictions may not be willing to adhere to our forum selection provision.

Limitation of Officer and Director Liability and Indemnification Arrangements. Under Delaware law, a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	under DGCL Section 174 (regarding unlawful dividends and stock purchases), or

•	any transaction from which the director derives an improper personal benefit.

Our charter eliminates the personal liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law.

Our charter provides that to the fullest extent permitted by Delaware law, we must indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was or has agreed to become a director or officer of us, or is or was serving or has agreed to serve at our request as a director, officer, employee or agent of another corporation or other enterprise against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person or on his or her behalf in connection with such action, suit or proceeding. We are not required to provide indemnification:

•	if the person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests;

•	with respect to any criminal action or proceeding, if the person had reasonable cause to believe his or her conduct was unlawful;

•	in connection with an action, suit or proceeding initiated by such person against us unless such action, suit or proceeding, or part thereof, was authorized or consented to by our Board; or

•	in any derivative action, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us, except to the extent the court determines, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the court shall deem proper.

LEGAL MATTERS

Crowell & Moring LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Signature Group Holdings, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Signature Group Holdings, Inc. as of December 31, 2012 and 2011, and for the years then ended, have been incorporated by reference herein in reliance upon the report of Squar, Milner, Peterson, Miranda & Williamson, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

We have not, and the underwriter has not, authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus (with post-effective amendment) or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriter takes any responsibility for, or provides any assurances as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus, the post-effective amendment, or any free writing prospectus prepared by or on behalf of us is accurate only as of their respective dates.

Up to 1,700,000 Shares of

Common Stock

PROSPECTUS SUPPLEMENT

June 25, 2015